Exhibit 10.1

ExecutionCopy

CREDIT FACILITIES AGREEMENT

datedJuly 12, 2013

between

Hardinge Holdings GmbH
c/o L. Kellenberger & Co. AG, Heiligkreuzstrasse 28, 9009 St. Gallen, Switzerland;

and

L. Kellenberger & Co AG
Heiligkreuzstrasse 28, 9009 St. Gallen, Switzerland

(collectively“the Borrowers”, each a “Borrower”)

and

Credit Suisse AG
Paradeplatz 8, 8001 Zürich, Switzerland

(the“Lender”)

regarding

a CHF 2,550,000Amortizing Mortgage Loan Facility (the “Facility A”)and

aCHF 18,000,000 Revolving Working Capital Facility (the “Facility B”)

TABLE OF CONTENTS

1.	DEFINITIONS	4

2.	THE FACILITIES	12

3.	AVAILABILITY	12

3.1	Facility A	12

3.2	Facility B	12

4.	USE OF PROCEEDS	14

5.	UTILIZATION AND ROLLOVER	14

6.	CONDITIONS PRECEDENT	15

6.1	Initial Conditions Precedent	15

6.2	Further Conditions Precedent	15

7.	INTEREST PAYMENTS AND ACCRUAL OF INTEREST	15

7.1	Interest Rate	15

7.2	Interest Payments	16

7.3	Default Interest Rate	16

7.4	Minimum Interest	17

7.5	Market Disruption	17

8.	FINAL MATURITY, REPAYMENT, CANCELLATION AND ILLEGALITY	17

8.1	Final Maturity Date	17

8.2	Ordinary Repayments	17

8.3	Payments for Credit Instruments and Derivative Transactions under Facility B	18

8.4	Prepayments	18

8.5	General Provisions	18

8.6	Voluntary Cancellation	19

8.7	Illegality	19

8.8	Breakage Costs	19

9.	REPRESENTATIONS AND WARRANTIES	20

10.	COVENANTS	22

10.1	Negative Covenants	22

10.2	Positive Covenants	24

10.3	Financial Covenants	24

11.	INFORMATION UNDERTAKINGS	25

11.1	Financial Information	25

11.2	Further Information	26

12.	EVENTS OF DEFAULT AND RESULTING CONSEQUENCES	26

12.1	Events of Default	26

12.2	Consequences	28

13.	CASH COLLATERAL	28

14.	SECURITIES AND GUARANTEE	28

15.	LIMITATION	29

16.	COMMISSIONS, FEES AND EXPENSES	30

16.1	Commissions for Credit Instruments	30

16.2	Commitment Fee for Facility B	30

16.3	Arrangement Fee	30

16.4	Transaction and Amendment Expenses	30

16.5	Enforcement Expenses	30

17.	INCREASED COSTS	30

18.	TAX GROSS-UP AND TAX INDEMNITY	31

19.	SET-OFF	31

19.1	By the Borrower	31

19.2	By the Lender	31

20.	THIRD PARTY TRANSFERS	31

21.	ADDITIONAL BORROWERS	32

22.	GENERAL PROVISIONS	32

22.1	Notices	32

22.2	Electronic Communication	33

22.3	Entire Agreement	33

22.4	General Terms and Conditions	34

22.5	Amendments	34

22.6	No Waiver and No Remedies Exclusive	34

22.7	Severability	34

22.8	Waiver of Banking Secrecy and Data Protection	34

22.9	Credit Risk Hedging	34

22.10	Equivalent Currency	35

23.	GOVERNING LAW AND JURISDICTION	35

23.1	Governing Law	35

23.2	Jurisdiction	35

LIST OFSCHEDULES

SCHEDULEA                                                      Limit Delegation

SCHEDULE B                                                   Form of Utilization/Rollover Request

SCHEDULE C                                                   Initial Conditions Precedent

SCHEDULE D                                                   Form of Guarantee

SCHEDULEE                                                      Applicable Margins (Pricing Grid)

SCHEDULEF                                                       Form of Covenant Compliance Certificate

SCHEDULE G                                                Accession Letter

SCHEDULE H                                                Addresses

1.                                               DEFINITIONS

Unless otherwise defined in this Agreement, capitalized terms shall have the following meaning:

Accession Letter:	means a document substantially in the form set out in Schedule G.

Additional Borrower:	means a company which becomes an Additional Borrower in accordance with Clause 21.

Agreement:	means this Credit Facilities Agreement.

Amortization Date:	has the meaning assigned to it in Clause 8.2.1.

Application for a Guarantee:	means the standard application form of the Lender (or any other form agreed between the Lender and the relevant Borrower) for the issuance of a Credit Instrument.

Borrowers:	meansHardinge Holdings, Kellenberger and the Additional Borrowers, each a “Borrower”.

Breakage Costs:	has the meaning assigned to it in Clause 8.8.

Business Day:

means a day (other than a Saturday or Sunday) on which banks are open for general banking business in Zurich, Switzerland and:

(i)                       (in relation to the quotation day for the determination of LIBOR) the principal financial center of the country of that currency; or

(ii)                    (in relation to the quotation day for the determination

of EURIBOR) any TARGET Day.

Change of Control:

occurs(i) if Hardinge Inc. directly or indirectly holds less than 100% of the voting rights or of the quota capital (Stammkapital)ofHardinge Holdings or (ii) if Hardinge Holdings directly or indirectly holds less than 100% of the voting rights or of the share capital of Kellenberger.

Clause:	means a clause in this Agreement.

Covenant Compliance Certificate:	has the meaning assigned to it in Clause 11.1(d).

Credit Instrument:	has the meaning assigned to it in Clause 3.2(c).

Default Interest:	has the meaning assigned to it in Clause 7.3.

Derivative Transaction:	has the meaning assigned to it in Clause 3.2(d).

Derivative Amount:	has the meaning assigned to it in Clause 3.2(d).

EBITDA:	means earnings from operations before interest, taxes, depreciation and amortization, adjusted (where appropriate) on a pro forma basis for acquisitions and disposals.

Economic Equity:

means, at any time, the aggregate amount of all amounts paid in or credited as paid up on the issued capital stock, plus the amount standing to the credit of the capital reserves and the revenue reserves, plus subordinated shareholder loans(subordinated in form and substance satisfactory to the Lender) (if any),minus own shares, minus loans granted to Hardinge Inc. and minus receivables due from Hardinge Inc.

EURIBOR:

means, in relation to any fixed term advance in EUR:

(i)                       the applicable Screen Rate; or

(ii)                    if the Screen Rate for the interest period of the fixed term advances is not available but Screen Rates for shorter or longer interest periods are available, the rate as determined by the Lender for the relevant interest period by way of interpolation between the rates of the next shorter and next longer interest period for which a Screen Rate is available; or

(iii)                 if EURIBOR cannot be determined in accordance with (i) or (ii) above, the arithmetic mean (rounded upwards to 4 decimal places) of the rates as supplied to the Lender at its request quoted by the Reference

Banks,

as of 11:00 a.m. (Brussels time) on the quotation day (being in each case 2Business Days prior to the utilization date or the rollover date) for EUR and for a period comparable to the interest period of that fixed term advance and, if the rate is less than zero, EURIBOR shall be deemed to be zero.

Event of Default:	has the meaning assigned to it in Clause 12.1.

External Basket:

means any Financial Indebtedness arising under the following existing credit lines:

(i)                       CHF 7,000,000 working capital line for Kellenberger with UBS AG;

(ii)                    USD 12,000,000working capital line for Hardinge Precision Machinery (Jiaxing) Company Ltd., People’s Republic of China (PRC);

(iii)                 RMB 34,200,000 working capital line for Hardinge Precision Machinery (Jiaxing) Company Ltd., People’s Republic of China (PRC);

(iv)                RMB 15,000,000construction loan for Hardinge Precision Machinery (Jiaxing) Company Ltd., Taiwan;

(v)                   TWD 58,500,000mortgage loans for Hardinge Taiwan Precision Machinery Limited, Taiwan,

as well as Financial Indebtedness in connection with:

(vi)                letters of credit and guarantees for Hardinge China Limitedof up to RMB 20,000,000;

(vii)             credit facilities granted to Hardinge Holdings for the financing of acquisitionsin the amount of up to USD 12,500,000; and

(viii)          subordinated shareholder loans granted by Hardinge Inc. to Hardinge Holdings (subordinated in form and substance satisfactory to the Lender).

Facility:	meansFacility Aor Facility B, each as defined in Clause 3 (collectively, the “Facilities”).

Facility A Loan:	means the loan outstanding under Facility A.

Final Maturity Date:	has the meaning assigned to it in Clause 8.1.

Final Maturity Date A:	has the meaning assigned to it in Clause 8.1.

Final Maturity Date B:	has the meaning assigned to it in Clause 8.1.

Financial Covenants:	has the meaning assigned to it in Clause 10.3.

Finance Documents:

means this Agreement, the Security Agreements, the Guarantee, any utilization request or rollover request and any Application for a Guarantee, any amendment, restatement or waiver relating to any of these documents and any other document designated as such by the Lender and Hardinge Holdings.

Financial Indebtedness:

means any indebtedness of a company of the Hardinge HoldingsGroup in respect of

(i)                       monies borrowed and debit balances at banks;

(ii)                    any amount raised pursuant to the issue of debentures, bonds, notes, loans or other securities;

(iii)                 receivables sold or discounted (otherwise than on a non-recourse basis);

(iv)                leases classified as finance leases;

(v)                   any counterindemnity obligation in respect of a guarantee, bond, a standby or documentary letter of credit (including contingent liabilities);

(vi)                any amount raised under any other transaction having the commercial effect of a borrowing or other form of debt financing; and

(vii)             any amount of any liability in respect of any guarantee or other indemnity or any similar obligation for any of the items referred to in (i) to (vi) above,

with the exclusion of financial indebtedness in connection with loans granted by a company of the Hardinge Holdings Group to another company of the Hardinge Holdings Group.

Guarantee:	has the meaning assigned to it in Clause 14.

Hardinge Group:	means Hardinge Inc. and all its direct and indirect Subsidiaries.

Hardinge Holdings:	means Hardinge Holdings GmbH.

Hardinge Holdings Group:	means Hardinge Holdings and all its direct and indirect Subsidiaries.

Individual Utilization Limit:	means the amounts stated in the column “Individual

Utilization Limit (in CHF)”of Section 1 of the Limit Delegation setting forth the amounts allocated to each Borrower under Facility B as well as the maximum amounts for certainutilizationsfor each Borrower under Facility B.

lnterest Payment Date:	has the meaning assigned to it in Clause 7.2.

Kellenberger:	means L. Kellenberger & Co AG.

Latest Financial Statements:	has the meaning assigned to it in Clause 9(l).

LIBOR:

means, in relation to any fixed term advance in any currency other than EUR:

(i)                       the applicable Screen Rate; or

(ii)                    if the Screen Rate for the interest period of the fixed term advance is not available but Screen Rates for shorter or longer interest periods are available, the rate as determined by the Lender for the relevant interest period by way of interpolation between the rates of the next shorter and next longer interest period for which a Screen Rate is available;

(iii)                 if LIBOR cannot be determined in accordance with (i) or (ii) above, the arithmetic mean (rounded upwardsto four decimal places) of the rates as supplied to the Lender at its request quoted by the Reference Banks, as of 11:00 a.m. (London time) on the quotation day (being in each case 2Business Days prior to the utilization date or the rollover date)for the currency of that fixed term advance and for a period comparable to the interest period of that fixed term advance and, if the rate is less than zero, LIBOR shall be deemed to be zero.

Limit Delegation:

means the determination of the Individual Utilization Limits by Hardinge Holdings and the Lender set forth in Schedule A as well as any new Limit Delegation which is agreed by Hardinge Holdings and the Lender from time to time in accordance with Clause 3.2 which shall replace the Limit Delegation in place at such point in time.

Market Disruption Event:

meanseither (i) at or about noon (London time for LIBOR and Brussels time for EURIBOR) on the quotation day for the relevant interest period and currency the Screen Rate is not available, LIBOR/EURIBOR may not be determined in accordance with subparagraph (ii) of the

LIBOR/EURIBOR definition and none or only one of the Reference Banks supplies a rate to the Lender to determine LIBOR/EURIBOR for the relevant currency and interest period or (ii) before close of business in Zurich on the quotation day for the relevant interest period, the Lender notifies the Borrower that the cost to it of obtaining matching deposits in the relevant interbank market would be in excess of LIBOR/EURIBOR.

Material Adverse Change:	means any event or series of events or any circumstance that has a material adverse effect on the ability of a Borrower to comply with any of its obligations under the Finance Documents.

Maximum Amount:	has the meaning assigned to it in Clause 15.

Mortgage Loan Documentation:	means the CHF 3,000,000“framework agreement for mortgage loan” between Kellenberger and the Lender dated December 21, 2011 and any document referred to in such framework agreement.

Net Senior Debt:

means, at any time, the aggregate amount of all short-term and long-term Financial Indebtedness in accordance with applicable accounting standards net of the aggregate amount of all cash and cash equivalents.

Optional Currencies:	meansEUR, GBP and USD.

Potential Event of Default:

meansany event or circumstance which would (with the expiry of a grace period (if granted), the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing) constitute an Event of Default.

Prepayment:	has the meaning assigned to it in Clause 8.8.

Qualifying Bank:

means a person or entity that conducts effectively banking activities, with its own infrastructure and staff, as its principal business purpose and that has a banking license in full force and effect issued in accordance with the banking laws of its jurisdiction of organization or, if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch.

Reference Banks:	meansCredit Suisse AG, UBS AG and ZürcherKantonalbankor such other Qualifying Banks as may be appointed by the Lender in consultation with Hardinge Holdings.

Restricted Activity:	means a business activity involving a Restricted Person or relating to a Restricted Country.

Restricted Country:	means Cuba, Iran, Myanmar, North Korea, Sudan and Syria and/or any other applicable country as notified by the Lender.

Restricted Person:

means a person and/or a legal entity either (i) located, domiciled, resident, organized under the laws of or incorporated in a Restricted Country, (ii) being the government or owned or controlled by the government of a Restricted Country or by a party located, domiciled, resident, organized under the laws of or incorporated in a Restricted Country or (iii) subject to any sanctions imposed by the United Nations (UN), the European Union (EU), the State Secretariat for Economic Affairs (SECO) of Switzerland, the Directorate for Public International Law of Switzerland (DIPL), the United States Treasury Department’s Office of Foreign Assets Control (OFAC), HM Treasury and the Foreign and Commonwealth Office of the United Kingdom, the Monetary Authority of Singapore (MAS) and the Hong Kong Monetary Authority (HKMA).

RMB:	meansRenmimbi.

Screen Rate:

means,in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period and, in relation to EURIBOR, the percentage rate p.a. determined by the Banking Federation of the European Union for the relevant period, in each case as displayed on the appropriate page of the Reuters screen.If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with Hardinge Holdings.

Secured Obligations:

means all present and future obligations and liabilities (whether actual or contingent, whether owed jointly, severally or in any other capacity whatsoever) of the Borrowers(including for the avoidance of doubt the Additional Borrowers) under and/or in connection with this Agreement and/or any other Finance Document.

Securities:	has the meaning assigned to it in Clause 14.

Security Agreement:	has the meaning assigned to it in Clause 14.

Subsidiary:	means an entity of which a person has direct or indirect control or holds directly or indirectly 50% or more of the voting rights or of the capital stock of such entity.

Swiss Guidelines:

means, collectively, guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt “Obligationen” vom April 1999), guideline S-02.130.1 in relation to money market instruments and accounts receivable of April 1999 (Merkblattvom April 1999 betreffendGeldmarktpapiere und BuchforderungeninländischerSchuldner), guideline S-02.123 in relation to interbank loans of September22, 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, derenGläubigerBankensind (Interbankguthaben)” vom 22. September 1986), guideline S-02.128 in relationtosyndicatedcreditfacilitiesofJanuary 2000 (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000), circularletterno. 34 in relationtocustomercreditbalancesofJuly 26, 2011 (Kreisschreiben Nr. 34 vom 26. Juli 2011 betreffend “Kundenguthaben”) andthecircularletterNo. 15 ofFebruary 7, 2007 (1-015-DVS-2007) in relationtobondsand derivative financialinstrumentsassubject matter oftaxationof Swiss federalincometax, Swiss withholdingtaxand Swiss stamptaxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. Februar 2007), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

Swiss Twenty Non-Bank Rule:

means the rule that the aggregate number of creditors (other than Qualifying Banks) of a Swiss Borrower under all outstanding borrowings (including under the Agreement) made or deemed to be made by such Swiss Borrower must not at any time exceed 20, all in accordance with the Swiss Guidelines.

TARGET Day:	means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in EUR.

Total Assets:	means, at any time, the aggregate amount of all fixed and current assets.

TWD:	meansNew Taiwan Dollar.

2.                                               THE FACILITIES

Subject to the terms of this Agreement, the Lender makes available to the BorrowersFacility A andFacility B.

As of the first utilization date under this Agreement, all other existing framework agreements for credit lines and all other credit lines of any of the Borrowers with the Lender shall be cancelled and any amounts outstanding thereunder shall immediately become due for repayment.

3.                                               AVAILABILITY

3.1                                        Facility A

Facility A is a refinancing facilityto be used by Kellenberger to refinance the amounts outstanding under the Mortgage Loan Documentation.

Upon fulfilment of the initial conditions precedent according to Clause 6.1, the amounts outstanding under the utilizationsof the Mortgage Loan Documentation (i.e., CHF 2,550,000) shall be converted into a Facility A Loan with an initial outstanding amount of CHF 2,550,000 and shall be subject to the terms of this Agreement and of Facility A. Accumulated interest which is outstanding under the Mortgage Loan Documentation atsuch point in time shall be payable as of the next Interest Payment Date.

After the Final Maturity DateA, Kellenberger and the Lender may mutually agree (but with no obligation of the Lender) on one or more new credit products within the then available amount of Facility A,subject to the conditions set forth in the Mortgage Loan Documentation and subject to an extension of the Final Maturity Date A.

3.2                                        Facility B

Facility B is a revolving working capital facility of up to CHF 18,000,000to be used by the Borrowers in accordance with Clause 4 hereafter. Within the amount of CHF 18,000,000, the Lender makes available the Facility B to the Borrowers in accordance with the Individual Utilization Limit as stated in the Limit Delegation attached hereto as Schedule A, provided that the aggregate amount of all Individual Utilization Limits shall not exceed an aggregate principal amount equal to CHF 18,000,000 (to the extent not reduced or cancelled). The Lender and Hardinge Holdings may at any time agree on a new Limit Delegation substantially in the form as attached hereto as Schedule A, setting forth new Individual Utilization Limits, which shall replace the Limit Delegation being in place at such point in time. In case of discrepancies between the Limit Delegation and this Agreement, this Agreement shall prevail.

Subject to the terms of this Agreement, the Lender will make Facility B available to theBorrowers:

(a)                       in the form offixed term advances subject to rollover, each in the amount of no less thanCHF 200,000 or, if more, integral multiples of CHF 100,000, with interest periods of 1, 2, 3 or 6, full months or anyother interest period agreed with the Lender, provided that no interest period shall extend beyond the Final Maturity Date B. Whenever operationally possible, such fixed term advances shallonly be used by the Borrowers other than Hardinge Holdings;

(b)                       in the form ofcurrent account overdrafts, provided that any such current account overdraft shall be fully repaid by the relevant Borrower as per the Final Maturity DateB;

(c)                        in the form of(standby) letters of credit and (standby) letters of guarantee(including payment guarantees (other than payment guarantees to secure Financial Indebtedness), advance payment guarantees, bid bonds, performance bonds or guarantees for warranty) (each such instrument a “Credit Instrument”) to be issued by and in a form acceptable to the Lender, provided that each Credit Instrument shall have a maturity of a maximum of 24 months from the date of issue.As of the Final Maturity Date B, any outstanding Credit Instrument that cannot be cancelled with immediate effect must be secured by the relevant Borrower by cash collateral in accordance with Clause 13; or

(d)                       to cover the margin requirements for over-the-counter (OTC) derivative transactions (each a”Derivative Transaction”) entered intobetweena Borrower and the Lender. The amount of the utilization in the case of Derivative Transactions corresponds tothe margin requirements of the Derivative Transactions, as determined by the Lender(or, if any actual amount is due by a Borrower as a result of the termination or close out of Derivative Transactions, that amount) (the “Derivative Amount”).As of the Final Maturity Date B, theoutstanding Derivative Transaction that cannot be cancelled with immediate effect must be secured by the relevant Borrower by cash collateral in accordance with Clause 13.

The aggregate available amount outstanding under all utilizations under (a) as fixed term advances and under (b) as account overdrafts shallbe CHF 8,000,000 or the equivalent in the respective Optional Currency.

Facility B can be utilised by the Borrowers in CHF as well as in the Optional Currencies.

The Lender reserves the right to refuse individual transactions relating to Credit Instruments if it is of the reasonable opinion that it is not in a position to issue the requested Instrument (a) due to applicable law or regulation, court or administrative order or due to the applicable law subject to which the Credit Instrument would be issued; (b) because the Credit Instrument would be issued in favor of Restricted Persons or beneficiaries and/or recipients located, domiciled and/or resident in a Restricted Country or (c) for reputational or business policy reasons, with no obligation of the Lender to specify such reputational or business policy reasons.

The Borrowers are obligedat all times to immediately repay any amounts outstanding (subject to Breakage Costs) under Facility B that exceed any available amount under Facility B, including the Individual Utilization Limits. However, if such amounts are exceeded due to currency fluctuations or due to an increase of the Derivative Amounts, the Borrowers are only obliged to repay any amounts outstanding (subject to Breakage Costs) under Facility B that exceed any available amount under Facility B(including the Individual Utilization Limits)by more than 5%.In any case, if there are Credit Instruments and Derivative Transactions outstanding under Facility B, the Borrowers shall first repay the amounts drawn under (a) as fixed term advances and/or under (b) as account overdrafts and then secure the remaining amount to be repaid, if any,by cash collateral in accordance with Clause 13.

4.                                               USE OF PROCEEDS

Facility A will be used to refinance any amount outstanding under the Mortgage Loan Documentation.

Facility B may only be drawn and exclusively be used for general corporate and working capital purposes of the companies of the Hardinge Holdings Group (with the exclusion of acquisitions).

Credit Instruments under Facility B may not be in favor of Restricted Persons orbeneficiaries and/or recipients located, domiciled and/or resident in a Restricted Country.

The Lender has no responsibility to monitor or verify the application of any amount drawn under the Facilities.

5.                                               UTILIZATION AND ROLLOVER

Subject to the terms of this Agreement, fixed term advances under Facility B may be utilised, as applicable, by delivering to the Lender no later than 10:00 a.m. (Zurich time) 3 Business Daysprior to the respective utilization date an irrevocable and duly completed utilization request in the form as attached hereto as Schedule B, duly signed by the relevant Borrower and in accordance with the respective availability criteria and terms set forth in this Agreement.

Instead of a repayment of any fixed term advances under Facility B on the last day of the relevant interest period for fixed term advances under Facility B (see Clause 8.2 below), fixed term advances under Facility B may be rolled-over into a new fixed term advance by delivery of a rollover request in the form as attached hereto as Schedule B, duly signed by the relevant Borrower and in accordance with the respective availability criteria and terms set forth in this Agreement.

In case of a utilization of Facility Bby way of Credit Instruments, the relevant Borrower shall deliver to the Lender no later than 10:00 a.m. (Zurich time) 2Business Daysprior to the respective date of issue of the Credit Instrument, an irrevocable and duly completed Application for a Guarantee,duly signed by the relevant Borrower and in accordance with the respective availability criteria and terms set forth in this Agreement, including an unconditional undertaking to repay to the Lender any amount that the Lender has paid under the relevant Credit Instrument (Revers).

6.                                               CONDITIONS PRECEDENT

6.1                                        Initial Conditions Precedent

A request for any utilization under this Agreement may only be delivered if the initial conditions precedent set forth in Part I ofSchedule C are fulfilled in form and in substance satisfactory to the Lender.

6.2                                        Further Conditions Precedent

Subject to Clause 6.1, the Lender is only obliged to comply with anutilization or rollover request or with an Application for a Guarantee, if on the date of the utilization or rollover request or on the Date of the Application for a Guarantee and on the date of the proposed utilization:

(a)                       neither an Event of Default nor a Potential Event of Default have occurred; and

(b)                       all representations and warranties in Clause 9 are true and correct; and

(c)                        on the date of the proposed utilization no available amounts under any Facility would be exceeded due to such proposed utilization.

7.                                              INTEREST PAYMENTS AND ACCRUAL OF INTEREST

7.1                                        Interest Rate

7.1.1                              Facility A

The interest rate for the Facility A Loan is 2.50% p.a.

7.1.2                              Fixed Term Advances

The interest rate for each interest period for afixed term advance under Facility Bis the percentage rate p.a., which is the aggregate of

(a)                       the applicable LIBOR or, with respect to fixed term advances in EUR, the applicable EURIBOR;

plus

(b)                       the applicable margin.

The applicable margin will be calculated by the Lender on a semi-annual basis for the past 12 months based on the unaudited consolidated annual statements (as of December 31) to be provided to the Lender in accordance with Clause 11.1(a) and the unaudited consolidated semi-annualfinancial statements (as of June 30) to be provided to the Lender in accordance with Clause 11.1(c), as applicable, of the Hardinge Holdings Group as well as on the Covenant Compliance Certificate. The applicable margin will be modified by the Lender accordingly effective 5 Business Daysafter receipt of the Covenant Compliance Certificate and the relevant financial statements applicablebased on the margin grid set forth in Schedule E and will be applied to any new fixed term advances (including for the avoidance of doubt, any fixed term advance which is rolled-over into a new fixed term advance) and in respect to any outstanding fixed term advance,as of the period starting on the next Interest Payment Date.

The applicable margin shall initially be 2.25% p.a., until Hardinge Holdings delivers to the Lender the unaudited consolidated financial statements of Hardinge Holdings Group as of December 31, 2013, as well as the relevant Covenant Compliance Certificate. Thereafter, the applicable margin shall be determined based on the margin grid set forth in Schedule E and in accordance with this Clause.

7.1.3                              Current Account Overdrafts

The interest rates on current account overdrafts under Facility Bare determined by the Lender. The interest ratesare based, among other things, on the prevailing money and capital market conditions. The CHF interest rate is currently 4.50% p.a.The Lender may at any time and with immediate effect adjust the interest rates without any separate notice to reflect changes in the money and capital market conditions and/or changes in the Lender’s risk assessment. The applicable interest rates are printed on the account statements.

7.2                                        Interest Payments

Interest on fixed term advances under the Facilities is due and payable by the relevant Borrower on the last day of the interest period of that fixed term advance, except that for interest periods in excess of 6 months, interest will be payable at the end of each quarter and at the end of such interest period, and for the Facility A Loan interest will be payable quarterly in arrears (each such day being an “lnterest Payment Date”).

For current account overdrafts under Facility B, interest will be charged to the respective account on a quarterly basis.

lf an Interest Payment Date or any other date on which a payment under this Agreement is due and payable would otherwise fall on a date which is not a Business Day, that lnterest Payment Date will be the next following Business Dayin that calendar month (if there is one) or the preceding Business Day (if there is not).

Interest accrues on any fixed term advance from and including the respective utilization date or rollover date, as the case may be, to but excluding the last day of the respective interest period. lnterest is calculated on the basis of the actual number of days elapsed in the relevant period, divided by 360 (actual/360) or in case of any fixed term advance in GBP, divided by 365 (actual/365).

7.3                                        Default Interest Rate

Upon the occurrence of an Event of Default, the interest on the Facility A Loan, on the then outstanding amount of all fixed term advances under Facility B and on all current account overdrafts until the date on which the Event of Default no longer exists or on which the Facility A Loan, all outstanding fixed term advancesunder Facility B and all current account overdrafts have been fully repaid, shall be increased by 2 percentage points p.a. (the “Default lnterest”).

7.4                                        Minimum Interest

If a tax deduction is required by law to be made by a Borrower in respect of interest payable under this Agreement and should it be unlawful for such Borrower to comply with Clause 18 for any reason and if the gross-up is effectively not paid, (a) the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would have been applied to that interest payment (ii) divided by 1 minus the minimal permissible rate at which the relevant tax deduction is required to be made in view of domestic tax law and/or applicable tax treaties and (b) (i) the relevant Borrower shall be obligated to pay the relevant interest at the adjusted rate in accordance with this Clause, (ii) the relevant Borrower shall make the tax deduction on the interest so recalculated and (iii) all references to a rate of interest under such utilization shall be construed accordingly.

7.5                                        Market Disruption

If a Market Disruption Event occurs in relation to a fixed term advance for any interest period, then the rate of interest for that fixed term advance for the relevant interest period shall be the percentage rate p.a. which is the sum of (a) the applicable margin set forth under Clause 7.1 and (b) the rate notified by the Lender as soon as practicable and in any event within 5 Business Days after the Lender’s notification of the Market Disruption Event and before interest is due to be paid in respect of that interest period, to be that which expresses as a percentage rate p.a. the cost of the Lender of funding the fixed term advance from whatever source it may reasonably select.

8.                                               FINAL MATURITY, REPAYMENT, CANCELLATION AND ILLEGALITY

8.1                                        Final Maturity Date

The final maturity dates of the Facilities shall be as follows:

“Final Maturity Date A”: December 23, 2016 (Kellenberger may at any time request an extension of the Final Maturity Date A; the Lender has, however, no obligation to accept such extension); and

“Final Maturity Date B”: July 31, 2018 (together the “Final Maturity Dates”).

The Facilities shall cease to be available on the relevant Final Maturity Date or on such earlier date on which they are cancelled in accordance with the terms of this Agreement.

8.2                                        Ordinary Repayments

8.2.1                              Ordinary Repayments under Facility A

The Borrower shall make repayments of the Facility A Loan in the amount of CHF 150,000 on June 30 and December 31 (each an “Amortization Date”) of every year (as set forth in the Mortgage Loan Documentation), the next time on December31, 2013. Any amounts repaid under Facility A may not be redrawn.

Notwithstanding any repayments, outstanding amounts under Facility A are due in full as of the Final Maturity Date A.

8.2.2                              Ordinary Repayments under Facility B

The Borrowers shall repay in full any outstanding fixed termadvance under Facility B on the last day of its respective interest period (subject to the Borrowers’ ability to request the rollover of such fixed term advance in accordance with the relevant provisions of this Agreement).

In any case, outstanding amounts under Facility B are due in full as of the Final Maturity Date B.

8.3                                        Payments for Credit Instruments and Derivative Transactions under Facility B

If the Lender has made any payment under aCredit Instrument, the Borrower that requested the issuance of the Credit Instrument shall immediately pay to the Lender that relevant amount.

If any actual amount is due and payableby a Borroweras a result of the termination or close out of a Derivative Transaction, the Borrower that entered into the Derivative Transaction shall immediately pay to the Lender that relevant amount.

8.4                                        Prepayments

8.4.1                              Mandatory Prepayments

In the circumstances described below, the Borrowersare obligated to prepay all amounts outstanding under the Facilities, all amounts outstanding under account overdrafts shall become immediately due for repayment and Credit Instruments and Derivative Transactions that cannot be cancelled with immediate effectmust be secured by the relevant Borrowers by cash collateral in accordance with Clause 13:

(a)                       upon full or partial refinancing of the Facilities; or

(b)                       upon the occurrence of a Change of Control.

No amount may be redrawn and the Facilities will be fully cancelled.

8.4.2                              Voluntary Prepayments

Each Borrower has the right to voluntarily prepayall or part of the Facility A Loan as well as all or part of the fixed term advances under Facility Bin minimum amounts of CHF 500,000 or, if more, integral multiples of CHF 500,000 or, if less, the whole amount of the outstanding fixed term advance under Facility B, by giving at least 5Business Days’ written notice to the Lender. Any such notice shall be irrevocable.

8.5                                        General Provisions

(a)                       Any amount prepaid under Facility A by means of a voluntary prepayment may not be redrawn and the commitment of the Lender under the relevant Facility will be cancelled in the same amount.Any amount voluntarily prepaid under Facility B may be redrawn.

(b)                       Breakage Costs in accordance with Clause 8.8 hereafter will be payable by the relevant Borrower if a prepayment of a fixed term advance occurs prior to the last day of an interest period or in case of Facility A, prior to the Final Maturity Date A(or the next following Amortization Date with regard to the amount to be repaid as of such Amortization Date).

(c)                        Any interest accrued on the amount of the prepayment as per the date of the prepayment shall become due on the date of the prepayment.

(d)                       Prepayments under Facility Awill reduce the next ordinary repaymentinstallment pursuant to Clause 8.2 above.

8.6                                       Voluntary Cancellation

Hardinge Holdings may cancel all or part ofthe unutilised amount of Facility B, determining at the same time which Individual Utilization Limits shall be reduced by the same amount, in minimum amounts of CHF 1,000,000or, if more, integral multiples of CHF 500,000, by giving at least 5Business Days’ written notice to the Lender. Any notice of cancellation by Hardinge Holdingswill be irrevocable and shall reduce the total commitment of the Lenderunder Facility B.

8.7                                        Illegality

lf it is or becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement, the Lender (i) shall promptly notify Hardinge Holdings upon becoming aware of such circumstance and (ii)is entitled,by notice to Hardinge Holdings,to cancel its commitment under the Facilities and to request from the Borrowers the prepayment of any fixed term advance, the Facility A Loan and all current account overdrafts (including accrued interest thereon) on the date specified by the Lender in the notice delivered to Hardinge Holdings and to request from the Borrowersthat any Credit Instruments and Derivative Transactionsare secured by cash collateral in accordance with Clause 13 on the date specified by the Lender in the notice delivered to Hardinge Holdings.

8.8                                        Breakage Costs

In case of a voluntary prepayment, a mandatory prepayment or a prepayment due to an Event of Default (each a “Prepayment”) being made on a date prior to the last date of the interest period of the respective fixed term advance, or in case of the Facility A Loan, on a date prior to the Final Maturity Date A (or prior to the next following Amortization Date with regard to the amounts to be repaid as of such Amortization Date), the Borrowers shall pay to the Lender an amount equal to the Breakage Costs.

(a)        “Breakage Costs” shall consist of:

(i)                          in the case of the Facility A Loan: the amount (if any) by which (x) the additional interest, which would have been payable on the amount of such Prepayment had it been paid on the Final Maturity Date A (or on the Amortization Dates with regard to the amounts to be repaid on the Amortization Dates), exceeds (y) the amount of interest, which as notified by the Lender, would have been payable to the Lender on the Final Maturity Date A (or on the Amortization Dates with regard to the amounts to be repaid on the Amortization Dates) in respect of a deposit in the applicable currency of the amount of such Prepayment placed by it with a prime bank in the relevant interbank market for a period starting on the date of receipt of such Prepayment and ending on the Final

Maturity Date A (or on the Amortization Dates with regard to the amounts to be repaid on the Amortization Dates); and

(ii)                       in the case of fixed term advances: the amount (if any) by which (x) the additional interest, which would have been payable on the amount of such Prepayment (based on LIBOR or in case of any fixed term advance in EUR based on EURIBOR as the casemay be, including the applicable margin determined pursuant to Clause7.1) had it been paid on the last day of such interest period, exceeds (y) the amount of interest, which as notified by the Lender, would have been payable to the Lender on the last day of such interest period in respect of a deposit in the applicable currency of the amount of such Prepayment placed by it with a prime bank in the relevant interbank market for a period starting on the date of receipt of such Prepayment and ending on the last day of the relevant interest period, as well as in case of (i) and (ii), all further costs reasonably incurred by the Lender in connection with suchPrepayment.

(b)                       Breakage Costs shall be calculated and notified by the Lender to the relevant Borrower and become due for payment on the same date as the Prepayment.

(c)                        ln order to mitigate Breakage Costs, a mandatory prepayment in accordance with Clause 8.4.1 may be deferred to the last date of the interest period of the respective fixed term advance, provided that the amount of such deferred payment is deposited, until the payment to the Lender is effected, in a bank account with the Lender, and shall at all times be subject to the Lender’s respective rights of lien and of set-off.

9.                                               REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants - with regard to the Borrower itself and, as applicable, the other companies of the Hardinge Holdings Group or of the Hardinge Group that:

(a)                      it is duly incorporated and validly existing under the laws of its place of incorporation and it is entitled to hold its assets and conduct its business as it is presently being conducted;

(b)                      no resolutions, procedures or applications or other actions exist, have been taken or started to be taken or are threatened against any company of the Hardinge Groupregarding thewinding-up, liquidation, dissolution, bankruptcy, administration or reorganization or change of the legal form (or in each case equivalent proceedingsunder applicable foreign law);

(c)                       it has obtained or effected all approvals and authority(including the approvals of the relevant corporate bodies) required to validly enter into the Finance Documents and to perform its rights, and comply with and fulfill its obligations thereunder;

(d)                       it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or anyotherauthority, nor is there any stamp, registration or similar tax payable on or in relation to the Finance Documents;

(e)                        the entering into, the signing and the performance of this Agreement and all other Finance Documents do not result in a conflict with, or a violation of, (i) any law or regulation applicable to it, (ii) any provision of its articles of incorporation or other corporate documents or (iii) any agreement, arrangement, instrument or other contractual obligation binding upon it;

(f)                         all its obligations under the Finance Documents are legal, valid and binding obligations and are enforceable against it in accordance with their terms;

(g)                        it has complied and complies with the Finance Documents, including the FinancialCovenants;

(h)                       it is in possession of all material authorizations, approvals, licenses, consents and registrations required for the proper conduct of its business as it is currently being conducted;

(i)                           it is and was in compliance in all material respects with all applicable laws and regulations (including but not limited to environmental laws and regulations), approvals and consents applicable to it;

(j)                          it is not required to make any deduction or withholding for or on account of anytax from any payment it may make under the Finance Documents to the Lender;

(k)                       all information provided to the Lender in connection with this Agreement regarding the Borrowers, the Hardinge Group and the Hardinge Holdings Group were true, correct and complete at the date when so provided in all material respects and all projections and other forecasts have been made with due care and are based on reasonable assumptions;

(l)                          the most recent audited consolidated financial statements of the Hardinge Group, the most recent unaudited financial statements of the Hardinge Holdings Group, the most recent of the audited financial statements of each Borrower and the most recent of the auditedfinancial statements the other companies of the Hardinge Holdings Group (to the extent existing, otherwise reference is made to the unaudited financial statements) (the “Latest Financial Statements”)give a true and fair view under applicable local accounting standards of the financial position and results of the relevant company of the Hardinge Group,of the Hardinge Group and of the Hardinge Holdings Groupand have been prepared in accordance with the applicable accounting standards being correctly applied on a consistent basis.No liabilities (including contingent liabilities) and no unrealized or expected losses existed up to the date of the Latest Financial Statements that are not reflected in the respective Latest Financial Statements, and adequate reserves for potential liabilities have been created in conformity with the applicable accounting standards, and, in particular, all of the obligations, undertakings and liabilities, actual or contingent, are adequately reflected in the books of the members of the

Hardinge Group and adequate reserves have been provided for in the respective Latest Financial Statements;

(m)                   there are no litigation, arbitration oradministrative proceedings against a company of the Hardinge Group which are current orpendingorwhich have been threatened, it being agreed that in case of any civil actions, only civil actions regarding an amount of more than USD 1,000,000shall be relevant;

(n)                       the Securities are free of any lien, charge or encumbrance or any other third party right;

(o)                       adequate insurance coverage for the companies of the Hardinge Group is maintained;

(p)                       it has not directly or indirectly, transferred, made use of, or provided the benefits of, any money, proceeds or services provided or received under or in connection with this Agreement or of any Credit Instrument provided and/or issued under Facility B to, or in favor of, any Restricted Person, a Restricted Country or a Restricted Activity;

(q)                       no company of the Hardinge Holdings Group is subject to any statutory or contractual limitations on direct or indirect distributions (including dividends and intra-group loans) to any othercompany of the Hardinge Holdings Group;

(r)                          it is compliant with the Swiss Twenty Non-Bank Rule;

(s)                         its payment obligations under the Finance Documents rank at least paripassu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

(t)                          subject to applicable treaties, the choice of Swiss law as the governing law of the Finance Documents and the choice of Zurich as the place of jurisdiction will be recognised and enforced in its jurisdiction of incorporation. Subject to applicable treaties, any judgment obtained in Zurich in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation;

(u)                       no Material Adverse Change has occurred; and

(v)                       neither an Event of Default nor a Potential Event of Default have occurred.

The representations and warranties setout in this Clause 9 are deemed to be made (i) on the date hereof, (ii) on any date of a utilization request and of a rollover request and on the respective utilization date and rollover date and (iii) on any date a Borrower requests the issuance or extension of a Credit Instrument under Facility B by way of an Application of a Guarantee and on the date on which the Credit Instrument is issued, always by reference to the facts and circumstances then existing.

10.                                        COVENANTS

10.1                                 Negative Covenants

(a)                      Until full repayment of the Facilities, the Borrowers shall notundertake any of the following actions:

(i)                          directly or indirectly, transfer, make use of, or provide the benefits of, any money, proceeds or services provided or received under or in connection with this Agreement or of any Credit Instrument provided and/or issued under Facility B to, or in favor of, any Restricted Person, a Restricted Country or a Restricted Activity.

(ii)                       sell, pledge or transfer any real estate assets serving as Security; and

(iii)                    change the accounting principles and/or the articles of association, unless required by law (including any changesto the year-end closing dates);

(b)                      Until full repayment of the Facilities, the Borrowers shall not, andshall procure that each company of the Hardinge Holdings Group will not, undertake any of the following actions:

(i)                          enter into any foreign exchange or financial derivatives transactions except than in the ordinary course of business (e.g. for hedging purposes). In any case, companies of the Hardinge Holdings Group shall refrain from foreign exchange or financial derivatives transactions for speculative purposes;

(ii)                       incur or permit to be outstanding any Financial lndebtedness (other than corporate guarantees)in respect of any other person other than the External Basket; and

(iii)                    grant,incur or permit to be outstanding any security interests (including pledges, transfers by way of security or issuances of corporate guarantees) in favor of third parties other than (α) securities established by operation of law and/or security interest which is customary in the market and which is established in the ordinary course of business, (β) Securities pursuant to this Agreement, (γ) security interestin the amount of up to CHF 4,000,000to secure the Financial Indebtedness defined in subparagraph (i) of the definition of the External Basket, (δ) security interest in the amount of up to TWD 58,500,000 to secure the Financial Indebtedness defined in subparagraph (v) of the definition of the External Basket, (ε) the security interest in the amount of up to RMB 21,000,000 tosecure the Financial Indebtedness defined in subparagraph (iv) of the definition of the External Basketand/or(ζ) the existing pledge of 65% of the quotas (Stammanteile) of Hardinge Holdings in favor of Manufacturers and Traders Trust Company.

(c)                        Until full repayment of the Facilities, the Borrowers shall not, andshall procure that each company of the Hardinge Group will not, undertake any of the following actions:

(i)                          executeor participate in acquisitions, mergers or joint ventureswhich exceed USD 5,000,000per year or per transaction in enterprise value of the acquired, merged or established entity;

(ii)                       repay quota capital in Hardinge Holdings, repay subordinated loans granted to Hardinge Holdings or acquire or repurchase any quotas or part of the quota capital in Hardinge Holdings other than a decrease of the quota capital (Kapitalreduktion) to pay “quasi dividends” (i.e. the maximum amount of such quota capital reduction being such amount which could also be distributed as dividend in a relevant year); and

(iii)                    change the legal structure of the Hardinge Group (except for internal restructurings which are to be pre-discussed with the Lender).

10.2                                 Positive Covenants

Until full repayment of the Facilities, the Borrowers shall, and shall procure that each other company of the Hardinge Group will:

(a)                       maintain the nature of the business as currently conducted and the assets of the Hardinge Group;

(b)                       maintain and obtain all required regulatory consents and approvals required to operate its business;

(c)                        ensure that all transactions areentered into at arm’s length commercial terms;

(d)                       ensure that all reasonably necessary measures are taken to protect the Hardinge Group’s intellectual property rights, including also know-how, as necessary for the conduct of business and business activity of the companies of the Hardinge Group;

(e)                        maintain adequate insurance coverage for each company of the Hardinge Group;

(f)                         pay all due taxes for the Hardinge Group (unless such taxes are contested in good faith);

(g)                        comply in all material respects with all applicable laws and regulations; and

(h)                       ensure that all obligations and liabilities of the Borrowers under this Agreement rank at least paripassu in right of payment with all claims of all of its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applicable to companies in general.

10.3                                 Financial Covenants

The following financial covenants (the “Financial Covenants”) are to be complied with during the term of this Agreement and shall be confirmed in writing by Hardinge Holdings(delivering a Covenant Compliance Certificate in accordance with Clause 11.1(d)):

(a)                       on a quarterly basis:Economic Equity Ratio (on a consolidated basis) of the Hardinge Holdings Group):

The Economic Equity divided by the Total Assets shall amount to a minimum of:

Ratio: 35%

(to be confirmed based on the unauditedconsolidated annual financial statements and the unaudited consolidated quarterly financial statements of the Hardinge Holdings Group).

(b)                       on a yearly basis: Economic Equity Ratio of Kellenberger (standalone):

The Economic Equity divided by the Total Assets shall amount to a minimum of:

Ratio: 35%.

(to be confirmed based on the audited annual financial statements of Kellenberger for the precedent financial year).

The Financial Covenant under (a) will be tested for the first time as of September 30, 2013.The Financial Covenant under (b) will be tested for the first time as of December 31. 2013.

11.                                        INFORMATION UNDERTAKINGS

11.1                                 Financial Information

Until full repayment of the Facilities, Hardinge Holdingsshall provide, and will cause the other companies of the Hardinge Holdings Group to provide, the Lender with the following financial documents:

(a)                       within 120 days after December 31 of each year, annual financial statements (profit and loss statements, balance sheet, cash flow statements including a comparison with the budgeted results, and a brief explanation of deviations from budget as well as a comparison with the previous year results for the same period) (i) of the Hardinge Group (audited), on a consolidated basis including the report by the independent auditor and(ii) of the Hardinge Holdings Group on a consolidated basis (internal-unaudited);

(b)                       within 150 days after December 31 of each year, annual financial statements (profit and loss statements, balance sheet, cash flow statements including a comparison with the budgeted results, and a brief explanation of deviations from budget as well as a comparison with the previous year results for the same period)of the Borrowers (audited) on a stand-alone basis including the report by the independent auditor;

(c)                       within 45 days after the end of each financial quarter of each year (but not after December 31), (i)financial statements (profit and loss statements, balance sheet and cash flow statements for the quarter) for the Hardinge Holdings Group (on a consolidated basis) and for Kellenberger (on a stand-alone basis), including a comparison with the budgeted results, and a brief explanation of deviations from budget as well as a comparison with the previous year results for the same period and (ii) financial statements (balance sheet, income statement, bookings and actual backlog), the first time as of June 30, 2013;

(d)                      within 45 days after the end of each financial quarter of each year (but not after December 31) and within 120 days after December 31 of each year, a covenant compliance certificate showing the detailed calculation of the Financial Covenant set forth in Clause 10.3(a), validly signed by members of senior management Hardinge Holdings (in accordance with the signatory power registered in the commercial register) and by the Corporate Controller of the

Hardinge Group, confirming that the Financial Covenant set forth in Clause 10.3(a)has been complied with(“Covenant Compliance Certificate”).

The Covenant Compliance Certificate to be provided within 120 days after December 31 shall also show the detailed calculation of the Financial Covenant set forth in Clause 10.3(b) and include the confirmation that the Financial Covenant set forth in Clause 10.3(b) has been complied with. The Covenant Compliance Certificates to be provided within 45 days after June 30 and within 120 days after December 31 shall additionally show the detailed calculation of “Net Senior Debt divided by the EBITDA” (as required for the determination of the applicable margin in accordance with Clause 7.1.12) and include a confirmation that the calculation of “Net Senior Debt divided by the EBITDA” has been made correctly and in accordance with the terms set forth in this Agreement.

(e)                        no later than on December 31 of each year, the annual budget of the Hardinge Holdings Group and of the Hardinge Group for the following year, including information on business strategy, first as per December 31, 2013;

(f)                         within 45 days after the end of the financial quarter of each year (but not after December 31) or within 120 days after the end of each financial year, an update on (i) all loans granted by companies of the Hardinge Holdings Group to other companies of the Hardinge Group and (ii) the external bank debt situation of Hardinge Holdings Group, showing the lenders, the borrowers, the limits made available to such borrowers and the amounts which were utilised and unutilised, as well as any security granted and maturity profile (first as of June 30 2013).

11.2                                 Further Information

The Borrowers shall immediately notify the Lender of the occurrence of:

(a)                       extraordinary business developments regarding the Hardinge Group or any company of the Hardinge Group (especially if they might have a material impact on the companies of Hardinge Group or cause an Event of Default);

(b)                       any Event of Default and/or of any Potential Event of Default;

(c)                        any other circumstances or events which constitute or may reasonably be expected to constitute a Material Adverse Change;

(d)                       any amendments and changes in any finance documentation regarding financing agreements with Manufacturers and Traders Trust Company; and

(e)                        additional information related to the business activities of the Hardinge Group upon reasonable request of the Lender.

12.                                        EVENTS OF DEFAULT AND RESULTING CONSEQUENCES

12.1                                 Events of Default

Each of the following events or circumstances constitutes an “Event of Default”:

(a)                       a Borrower does not pay on the due date any amount payable in accordance with a Finance Document at the place at, and in the currency in, which it is expressed to be payable, unless such delay in payment is due to a technical error and is remedied within 3 Business Days;

(b)                       any representation, warranty or statement made or deemed to be made or repeated by the Borrowersin any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made or repeated,unless such breach of representation or warranty is, in the reasonable opinion of the Lender, capable of remedy and is remedied within 10 Business Days;

(c)                        the Financial Covenants or any of the other obligations and undertakings set out in this Agreement or any other Finance Document are not complied with,unless such non-compliance is, in the reasonable opinion of the Lender, capable of remedy and is remedied within 10 Business Days;

(d)                       any Financial Indebtedness of any company of the Hardinge Holdings Group is not paid when due or any Financial Indebtedness of any company of the Hardinge Holdings Group is declared to be or otherwise becomes due and payable prior to its specified maturity due to a default (however described). No Event of Default will occur if the aggregate amount of the relevant Financial Indebtedness is less than 1,000,000;

(e)                        (i) a company of the Hardinge Group admits inability to pay its debts as they fall due or suspends making payments or by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness (including for the purpose of this Clause any financial indebtedness as described in subparagraph (i) to (vii) of the definition of Financial Indebtedness incurred by each company of the Hardinge Group) or (ii) the value of the assets of a company of the Hardinge Group is less than its liabilities;

(f)                         any corporate action, legal proceedings or other procedure or step is taken with regard to a company of the Hardinge Group in relation to (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise), (ii) a composition, compromise, assignment or arrangement with any creditor, (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer, (iv) the enforcement of any security interest granted by such company of the Hardinge Group or (v) or any analogous procedure or step is taken in any jurisdiction; except in each case for solvent intra-group restructurings which shall be pre-discussed with Lender;

(g)                        a company of the Hardinge Group ceases or suspends, or threatens or announces that it will cease or suspend,any or all or a substantial part of its business;except in each case for solvent intra-group restructurings which shall be pre-discussed with Lender;

(h)                       in the reasonable opinion of the Lender, a Material Adverse Change has occurred;

(i)                           the independent auditors of any of the companies of the Hardinge Group make any material reservations and/or qualifications to the audited financial statements of the Hardinge Group or in respect of any stand-alone financial statements of any company of the Hardinge Group; and/or

(j)                          a portion of this Agreement or any other Finance Document becomes void, invalid or unenforceable or a company of the Hardinge Group repudiates or rescinds a Finance Document or evidences an intention to repudiate or rescind a Finance Document.

12.2                                 Consequences

Upon the occurrence of an Event of Default or of an event which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing) constitute an Event of Default or if an Event of Default is imminent, the Lender shall become immediately entitled (but not obliged) by giving notice to Hardinge Holdings to:

(a)                       cancel the Facilities (in whole or in part) with immediate effect;

(b)                      declare that all amounts outstanding under the Facilities (including interest and commissions) are immediately due and payable;

(c)                       require that all outstanding Credit Instruments and outstanding Derivative Transactions have to be secured by cash collateral in accordance with Clause 13; and/or

(d)                       enforce its rights in respect of the Securities and the Guarantee.

13.                                        CASH COLLATERAL

If a Borrower has to provide cash collateral in accordance with the terms of this Agreement as security for outstanding Credit Instruments and/or outstanding Derivative Transactions, the relevant Borrower is obliged to pay the total countervalue of the outstanding Credit Instruments and/or the Derivative Amount of the outstanding Derivative Transactions in the relevant currency and amount into bank accounts designated by the Lender (including bank accounts newly opened for this purpose). Upon payment into these accounts, the corresponding account credit shall be deemed to have been pledged to the Lender by the relevant Borrower as collateral against any claim of the Lender based on the outstanding Credit Instruments or any claim of the Lender based on the outstanding Derivative Transactions.

14.                                        SECURITIES AND GUARANTEE

In order to secure the Secured Obligations,Kellenberger shall provide the following securities pursuant to the terms of one or more separate collateral agreement(s) (the “Security Agreement”):

(a)                       security transfer of mortgage notes in the total amount of CHF 6,175,000 (sum of 6 mortgage notes ranked from no 1 to 3, on the building at Heiligkreuzstrasse 28, 9008 St. Gallen, land register St. Fiden (SG), land register No. 342); and

(b)                       security transfer of mortgage notes in the total amount of CHF 3,000,000 (CHF 3’000’00.00 bearer mortgage note (Inhaberschuldbrief), first ranking bearer mortgage note, no prior ranking, on the building at Gärtliszälg, 8590 Romanshorn, land register Romanshorn, land register No. 1668)

(the “Securities”).

The Security Agreement(s) shall be executed concurrently with this Agreement.

In addition to the Securities, Hardinge Holdings shall provide a guarantee satisfactory to the Lender (the “Guarantee”), substantially in the form as set forth in ScheduleD, to secure any and all obligations of the Borrowers under Facility B, including interest payments, commissions and other payment obligations incurring in connection with Facility B.

15.                                        LIMITATION

If and to the extent the Securities are enforced and if and to the extent the using of the proceeds from the enforcement of the Securities would constitute a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlichgeschützteReserven) or the payment of a (constructive) dividend (Gewinnausschüttung) under Swiss corporate law, the proceeds from the enforcement of the Securities shall be limited to the maximum amount of Kellenberger’s freely disposable shareholder equity at the time of such enforcement (the “Maximum Amount”), provided that such limitation is required under the applicable law at that time and provided further that such limitation shall not releaseKellenberger from its obligations in excess of the Maximum Amount, but merely postpone the performance date of those obligations until such time or times as performance is again permitted under then applicable law. This Maximum Amount of freely disposable shareholder equity shall be determined in accordance with Swiss law and applicable Swiss accounting principles, and, if and to the extent required by applicable Swiss law, shall be confirmed by the auditors of Kellenbergeron the basis of an interim audited balance sheet as of that time.

In case of the enforcement of the Securities granted by Kellenberger under this Agreement, Kellenberger shall:

(a)                       procure that such enforcement proceeds can be used to discharge Secured Obligations without deduction of Swiss withholding tax; and

(b)                       in the case of a deduction of Swiss withholding tax, use its best efforts to ensure that any person, which is entitled to a full or partial refund of the Swiss withholding tax deducted from such enforcement proceeds, will, as soon as possible after such deduction,

(i)                           request a refund of the Swiss withholding tax under applicable law (including any tax treaties); and

(ii)                        pay to the Lender upon receipt any amount so refunded.

Kellenberger shall take and cause to be taken any action, including the passing of any shareholders’ resolutions to approve the use of the enforcement proceeds,

which may be required as a matter of Swiss mandatory law in force at the time of the enforcement of the Securities in order to allow a prompt use of the enforcement proceeds.

16.                                        COMMISSIONS, FEESAND EXPENSES

16.1                                 Commissions for Credit Instruments

The relevant Borrower shall pay to the Lender customary bank commissions for Credit Instruments issued under Facility B as determined by the Lender reflecting the duration, type and amount of the Credit Instrument. Such commission shall be payable in advance at least for one quarter and shall amount to a minimum of CHF 300 per Credit Instrument and calendar quarter.

16.2                                 Commitment Fee for Facility B

Hardinge Holdings shall pay to the Lender a commitment fee in the amount of 30% of the applicable margin for Facility B on the average unutilised amount of Facility B (whereas any amount utilized to cover the margin requirements for Derivative Transactions shall not be taken into account for the calculation of the commitment fee). Such commitment fee shall be payable quarterly in arrears.

16.3                                 Arrangement Fee

Hardinge Holdingsshall pay to the Lender a non-recurring arrangement fee of 1.25% of the total amount of Facility B. The arrangement fee will become payable upon signing of this Agreement.

16.4                                 Transaction and Amendment Expenses

Hardinge Holdingsshall promptly on demand pay to the Lender the amount of all reasonable professional fees (including accountants, outside legal counsel and any notary fees) and out of pocket expenses reasonably incurred by the Lender in connection with the Facilities, the Finance Documents or with the amendments of the Finance Documents.

16.5                                 Enforcement Expenses

Hardinge Holdingsshall, within 3 Business Daysfrom the respective demand, pay to the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in connection with the enforcement of or the preservation of any rights under any Finance Document.

17.                                        INCREASED COSTS

lf, by reason of (i) any change in law or in its interpretation or administration and/or (ii) compliance with any new or adjusted capital adequacy requirement or any other new or adjusted request from, or new or adjusted requirement of, any central bank or other financial, monetary or other authority:

(a)                       the Lender is unable to obtain the rate of return on its capital which it would have been able to obtain but for its entering into or assuming or maintaining a commitment or performing its obligations under this Agreement;

(b)                       the Lender or any of its affiliates incurs a cost as a result of its entering into or assuming or maintaining a commitment or performing its obligations under this Agreement; or

(c)                        there is any increase in the cost to the Lender or any of its affiliates of funding or maintaining the Facilities;

then the Borrowers shall, from time to time on demand of the Lender, promptly pay to the Lender amounts sufficient to indemnify the Lender, or to enable the Lender to indemnify its affiliate, against, as the case may be, (i) such reduction in the rate of return of capital, (ii) such cost or (iii) such increased cost.

18.                                        TAX GROSS-UP AND TAX INDEMNITY

Each Borrower shall make all payments to be made by it under the Finance Documents (including, for the avoidance of doubt, all interest payments as well as all fee payments and the amounts to be paid under the Guarantee or the Security) without any tax deduction, unless a tax deduction is required by law. The Borrowersshall promptly upon becoming aware that it must make a tax deduction (or that there is any change in the rate or the basis of a tax deduction) notify the Lender accordingly. lf a tax deduction is required by law to be made by a Borrower, the amount of the payment due from such Borrower shall be increased to an amount which (after making any tax deduction) results in a payment to the Lender of an amount equal to the payment which would have been due had no tax deduction been required.

The Borrowers shall, within 3 Business Daysfrom the respective demand, indemnify the Lender against the loss, liability or cost that the Lender will suffer or has suffered, directly or indirectly, in the amount of any taxes so deducted, withheld or accounted for and paid by the Lender, irrespective of whether such taxes were correctly assessed or demanded.

19.                                        SET-OFF

19.1                                 By the Borrower

The Borrowershave no right to set-off any of their obligations under the Finance Documents against any obligations of the Lender towards any of the Borrowers and all payments to be made by the Borrowers shall be made without set-off.

19.2                                 By the Lender

The Lender may setoff any claims it has against the Borrowers under the Finance Documents against any claim any of the Borrowersmay have against the Lender, irrespective of the due date of such claims. If the claims are in different currencies, the Lender may convert either claim at a market rate of exchange in its usual course of business for the purpose of the set-off.

20.                                        THIRD PARTY TRANSFERS

The Borrowers shall not be entitled to assign or transfer all or any of its rights, benefits and obligations under this Agreement or any other Finance Document.

21.                                        ADDITIONAL BORROWERS

Subject to compliance with the KYC-requirements of the Lender, Jones & Shipman Hardinge Ltd and/or Forkardt Deutschland GmbH may become Additional Borrowers under this Agreement within 30 days after this Agreement is executed.

Jones & Shipman Hardinge Ltd and/or Forkardt Deutschland GmbH shall become Additional Borrowers if:

(a)                       Hardinge Holdings and the Lender have agreed on a new Limit Delegation substantially in the form as attached hereto as Schedule A, setting forth new Individual Utilization Limits, which shall replace the Limit Delegation being in place at such point in time;

(b)                       at such point in time, Hardinge Holdings holds directly or indirectly all of the capital stock and of the voting rights in such Additional Borrower;

(c)                        Hardinge Holdings delivers to the Lender a duly completed and executed Accession Letter;

(d)                       Hardinge Holdings confirms that neither an Event of Default nor a Potential Event of Default have occurred or would occur as a result of such companies becoming Additional Borrowers; and

(e)                        the Lender has received all of the documents and other evidence listed in Part II of Schedule C in relation to such companies, each in form and substance satisfactory to the Lender.

22.                                        GENERAL PROVISIONS

22.1                                Notices

(a)                       All notices or other communications to be given under or in connection with this Agreement shall be made in writing and in English, and shall be delivered by hand, by registered mail (return receipt requested), by an internationally recognised courier or by telefax or e-mail to the following addresses:

if to the Borrowers:                                         to the addresses set forth in Schedule H; and

if to the Lender:                                                           Credit Suisse AG

                                                                                                                                                  SGLS 14

                                                                                                                                                  Giesshübelstrasse 30

                                                                                                                                                  8070 Zurich

                                                                                                                                                  Telefax: +41 44 333 40 41

                                                                                                                                                  E-mail:deborah.vogt@credit-suisse.com

or any substitute address or fax number as a party may notify to the other parties in accordance with the above by not less than 5 Business Days’ notice.

(b)                       All notices, communications, documents or other information shall be effective only if received by the party to whom it is addressed.

22.2                                 Electronic Communication

(a)                       The Borrowersagree that the Lender is authorised to send information to any e-mail address that the Borrowershave previously given to the Lender in writing or ofwhich the Lender is aware from e-mail communication with the Borrowers, its employees and/or advisers.

(b)                       The Borrowersauthorise the Lender to communicate by e-mail with third parties, which are involved in the credit relations under this Agreement (including any prospective transferees of the Lender). The Lender is entitled to assume that all the orders and instructions e-mailed by the Borrowers, or any such third parties, are from an authorised individual, irrespective of the existing signatory rights in accordance with the commercial register or the specimen signature.

(c)                        The parties are aware of the following risks of exchanging information electronically:

(i)                 unencrypted information is transported over an open, publicly accessiblenetwork and can, in principle, be viewed by others, thereby allowing conclusions to be drawn, amongst other things, about an existing banking relationship;

(ii)              information can potentially be changed by a third party;

(iii)           the identity of the sender (e-mail address) can be forged or otherwise manipulated; and

(iv)          the exchange of information can be delayed or interrupted due to transmission errors, technical faults, interruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties,or other shortcomings on the part of the network provider. Time-critical orders and instructions may not be processed in due time. Therefore, the Borrowersare advised to use another suitable means of communication for these types of orders and instructions.

22.3                                 Entire Agreement

This Agreement, including the Schedules and any other agreements and documents referred to herein, constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the parties relating hereto. All references to this Agreementshall be deemed to include the Schedules hereto.

22.4                                 General Terms and Conditions

The General Terms and Conditions of the Lender as amended and replaced from time to time shall apply to the Finance Documents, provided that in case of any conflict, the terms of the Finance Documents shall prevail.

22.5                                 Amendments

This Agreement may only be amended by a written instrument signed by all parties.

22.6                                 No Waiver and No Remedies Exclusive

No failure to exercise, or any delay in exercising, any right or remedy under this Agreementshall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

22.7                                 Severability

Should any part or provision of this Agreement be held to be invalid or unenforceable by any competent arbitral tribunal, court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the parties shall negotiate in good faith a substitute provision that best reflects the economic intentions of the parties without being unenforceable, and shall execute all agreements and documents required in this connection.

22.8                                 Waiver of Banking Secrecy and Data Protection

The Borrowers herewith release the Lender from any confidentiality obligations and anyfurther restrictions based on the Swiss banking secrecy or any data protection legislationand any other confidentiality obligations with regard to any data and/or information directly or indirectly relating to the credit relations described in this Agreement, to the extent asrequired or useful for the execution, performance, funding administration and enforcement of the Finance Documents, the Facilities granted hereunder and the Securities and/or for due exercise of the respectiverights or fulfillment of the respective obligations by the Lender and expressly approve any transfer of such data and/or information abroad.

22.9                                 Credit Risk Hedging

In order for the Lender to directly or indirectly insure or hedge credit risk arising from this Agreement, the Lender may, at any time, disclose data and information associated with this Agreement and the credit risk evaluation required for buying credit protection or credit insurance from a third party. Such hedging and insurance transactions do not entail a transfer of all or any part of this Agreement or its servicing to a third party.

Data and information may be disclosed to third parties in Switzerland or abroad, namely to hedging or insurance providers, such as banks, financial institutions, credit insurers, hedge funds or to other entities offering credit protection. In the context of such hedging transactions data and information may also be disclosed to other parties involved within the scope of such hedging or insurance transactions, such as rating agencies.

These third parties shall be obliged to keep such transferred data and information confidential and to handle it securely which is subject to the local legal and regulatory provisions governing secrecy and data protection obligations.

22.10                          Equivalent Currency

Any amount in CHF for which the equivalent in other currencies is mentioned in thisAgreement and the Schedules hereto (except where specifically provided otherwise therein) shall be determined, if required, by applying the Lender’s exchange rate of the relevantdate of the determination of such amount.

23.                                        GOVERNING LAW AND JURISDICTION

23.1                                 Governing Law

This Agreement and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with the substantive laws of Switzerland andwith the exception of conflict of law rules.

23.2                                 Jurisdiction

Exclusive place of jurisdiction for the settlement of any dispute in connection with this Agreement shall be Zurich, venue being Zurich 1.

The Lender, however, shall be entitled to initiate legal proceedings before any other competent court.

The Borrowers:

Hardinge Holdings GmbH

/s/ Peter Hürsch
Peter Hürsch

L. Kellenberger & Co AG

/s/ Peter Hürsch	/s/ Bruno Schmucki
Peter Hürsch	Bruno Schmucki

The Lender

Credit Suisse AG

/s/ Reto Brägger	/s/ Christian Kunz
Reto Brägger	Christian Kunz

SCHEDULE A: Limit Delegation

Reference is made to the Credit Facilities Agreement between Credit Suisse AG as Lender and Hardinge Holdings GmbH and L. Kellenberger & Co AG as Borrowers dated July 12, 2013(the “Credit Facilities Agreement”). Terms defined in the Credit Facilities Agreement have the same meaning in this Limit Delegation unless given a different meaning in this Limit Delegation.

1.                            Hardinge Holdings GmbH and Credit Suisse AG herewith agree to make the following Individual Utilization Limits available to the following Borrowers:

	Maximum Utilization Limits (in CHF)		Individual Utilization Limit (in CHF)
Facility Borrower	Total Amount	Sublimit Cash	Total Amount	Sublimit Cash (fixed term advances and current account overdrafts)
Hardings Holdings GmbH	18’000’000	8’000’000	0	0
L. Kellenberger & Co AG	18’000’000	8’000’000	18’000’000	8’000’000
Aggregate of Allocated Limits	n. a.	n. a.	18’000’000	8’000’000

[2.                  The effective date is: [   ]](1)

3.                      Clause 23 (Governing Law and Jurisdiction) of the Credit Facilities Agreement shall apply to this Limit Delegation mutatis mutandis.

[4.                  This Limit Delegation replaces [the previous one dated of XX.XX.XXXX].](2)

Yours faithfully,

Credit Suisse AG	Hardinge Holdings GmbH

(1) Only for future Limit Delegations.

(2) Only for future Limit Delegations.

SCHEDULE B: Form of Utilization/Rollover Request

To:                                      Credit Suisse AG
                                                         SGLS 14
                                                         Giesshübelstrasse 30
                                                         CH-8070 Zurich
                                                         E-Mail:deborah.vogt@credit-suisse.com

From:                        [Borrower]

[Place, Date]

Credit Facilities Agreement dated July 12, 2013 - [Utilization / Rollover] Request

Ladies and Gentlemen,

We refer to the Credit Facilities Agreement between Credit Suisse AG as Lender and Hardinge Holdings GmbH and L. Kellenberger & Co AG as Borrowers dated July 12, 2013(the “Credit Facilities Agreement”). Terms defined in the Credit Facilities Agreement have the same meaning in this [utilization/rollover] request unless given a different meaning in this [utilization/rollover] request. This is an irrevocable [utilization/rollover] request in accordance with Clause 5 of the Credit Facilities Agreement.

We wish to [utilise a fixed term advance / roll over a maturing fixedterm advance] under the Facilities on the following terms:

1.                            FacilityB

2.                            Amount: [•]

3.                            Facility Currency: [•]

4.                            [Utilization / Rollover] Date: [•]

5.                            Interest Period: [•]

6.                            Payment should be made to: [•]

We confirm that:

(a)                       the representations and warranties made in Clause 9 of the Credit Facilities Agreement stipulated as being made or repeated on the date of this [utilization/rollover] request and on the [utilization/rollover] date are true and correct with respect to the facts and circumstances existing on any such date; and

(b)                       neitheran Event of Defaultnor a Potential Event of Defaulthave occurred.

Yours faithfully,

[   ]

[Authorised Signatory]

SCHEDULEC:Initial Conditions Precedent

Part I

(a)                       Receipt of the Agreement (duly executed) and all pertaining documents relating to the Facilities and the Securities, including all necessary corporate authorizations for the entry into said documents.

(b)                       Valid and binding completion of all Securities in favor of the Lender, including all necessary authorizations and resolutions of the respective corporate bodies.

(c)                       Receipt of the duly executed Guarantee.

(d)                       Receipt of a copy of the constitutional documents of each Borrower.

(e)                        Receipt of a confirmation of Hardinge Inc. (duly signed) that neither an Event of Default nor a Potential Event of Default haveoccurred.

(f)                         Receipt of a list of any material pending or immediately threatened litigation or other proceedings against a company of Hardinge Group (in case of civil actions only amounts exceeding USD 1.0 million per dispute shall be considered).

(g)                        Receipt of a current structure chart of the Hardinge Group.

(h)                       Receipt of an up-to-date overview of all Financial Indebtedness (including for the purpose of this Clause any financial indebtedness as described in subparagraph (i) to (vii) of the definition of Financial Indebtedness incurred by each company of the Hardinge Group) of all the companies of the Hardinge Group(including borrower, lender, limit, utilization, security interest granted, maturity, financial covenants (if any)).

(i)                           Receipt of a copy of the quota pledge agreement of Hardinge Holdings with Manufacturers and Traders Trust Company.

(j)                          Receipt of all KYC-documents for each Borrower in a form satisfactory to the Lender.

(k)                       Any other document, authorization, or opinion the Lender may (reasonably) request.

Part II

(a)                       An Accession Letter duly executed by the Additional Borrower and Hardinge Holdings.

(b)                       Receipt of legalized copies of the constitutional documents of each Additional Borrower (extract from the Commercial Register and the current articles of association or equivalent documents in the respective jurisdictions), as well as all necessary corporate authorizations for the entry into said documents (including, to the extent necessary or if required by the Lender, an authorization authorizing a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or dispatched by it under or in connection with the Finance Documents).

(c)                        Receipt of all KYC-documents for the Additional Borrower in a form satisfactory to the Lender.

(d)                       Any other document, authorization, or opinion (including any legal opinions) the Lender may request.

SCHEDULE D: Form of Guarantee

Hardinge Holdings GmbH
Heiligkreuzstrasse 28
9009 St. Gallen
Switzerland

Credit Suisse AG
Paradeplatz 8
8001 Zürich
Switzerland

First Demand Guarantee (hereinafter “Guarantee”)

Dear Sirs

In consideration of Facility B (the “Facility”) in the amount of CHF 18,000,000granted to the borrowers under the Credit Facilities Agreement between Credit Suisse AG as lender and Hardinge Holdings GmbH and L. Kellenberger & Co AG as borrowers (the “Borrowers”) dated July 12, 2013(the “Credit FacilitiesAgreement”) this Guarantee is being issued by the undersigned, Hardinge HoldingsGmbH (the “Guarantor”), in favor of Credit Suisse AG. Terms defined in the Credit Facilities Agreement have the same meaning in this Guarantee unless given a different meaning in this Guarantee.

This Guarantee shall guarantee any and all obligations of the Borrowersand the Additional Borrowers (as defined in the Credit Facilities Agreement) under or in connection with the Facility (including but not limited to principal, interest, Breakage Costs and commissions and costs), including, if applicable, any obligation to provide cash cover in connection with outstanding Credit Instruments (as defined in the Credit Facilities Agreement) and outstanding Derivative Transactions (as defined in the Facility Agreement).

The Guarantor hereby unconditionally and irrevocably undertakes in the sense of article 111 of the Swiss Code of Obligations to pay to Credit Suisse AG upon first demand any amount requested by Credit Suisse AG up to a maximum amount of CHF 20,000,000

waiving all rights of objection and defence, irrespective of the validity and effects of the Credit Facilities Agreement (including interest, fees, commissions and expenses) upon receipt by the Guarantor of the written demand from Credit Suisse AG containing its confirmation that the requested payment is due and has remained unpaid by any Borrower or Additional Borrower.

Such demand shall be sent by mail or transmitted by fax.

The Guarantor shall pay all taxes (including stamp taxes and registration fees) imposed with respect to this Guarantee, and the obligation of the Guarantor to pay any such amounts shall survive the discharge of the other obligations of the Guarantor hereunder.

This Guarantee constitutes a continuing obligation and shall expire upon full payment by the Borrowers of all amounts payable under or in connection with the Facility.

This Guarantee shall be governed by and construed in accordance with substantive Swiss law (i.e. excluding conflict of laws rules and regulations). Exclusive place of jurisdiction for the settlement of any dispute in connection with this Guarantee shall be Zurich, venue being Zurich 1.

Credit Suisse AG, however, shall be entitled to initiate legal proceedings before any other competent court.

/s/ Peter Hürsch	/s/ Bruno Schmucki
Peter Hürsch	Bruno Schmucki

SCHEDULE E: Applicable Margins (Pricing Grid)

Net Senior Debt / EBITDA	Applicable Margin Facility B
> 2.50 x < 3.00 x	3.00% p.a.
> 2.00 x < 2.50 x	2.25% p.a.
> 1.50 x < 2.00 x	1.75% p.a.
> 1.00 x < 1.50 x	1.25% p.a.
< 1.00 x	1.00% p.a.

SCHEDULE F: Form of Covenant Compliance Certificate

Credit Suisse AG
SGLS 14
Giesshübelstrasse 30
CH-8070 Zurich
E-Mail: deborah.vogt@credit-suisse.com

From:                        Hardinge Holdings GmbH

[Place, Date]

Credit Facilities Agreement dated July 12, 2013 - Covenant Compliance Certificate

Ladies and Gentlemen,

We refer to the Credit Facilities Agreement between Credit Suisse AG asLender and Hardinge Holdings GmbH and L. Kellenberger & Co AG as Borrowers dated July 12, 2013(the “Credit Facilities Agreement”). Terms defined in the Credit Facilities Agreement have the same meaning in this Covenant Compliance Certificate unless given a different meaning in this Covenant Compliance Certificate.

With reference to Clause 11.1(d) of the Credit Facilities Agreement the undersigned herewith confirm:

1.                                               the following Financial Covenants:

(a)                      Economic Equity Ratio (calculated on a consolidated basis of Hardinge Holdings Group):

[•]

(b)                      [Economic Equity Ratio on Kellenberger (calculated on a standalone basis):

[•]](3)

2.                                               [Net Senior Debt/EBITDA (calculated on a consolidated basis of Hardinge Holdings Group):

[•]](4)

3.                                               the Borrower is in compliance with the Financial Covenants given under the FinanceDocuments;

4.                                               neither an Event of Defaultnor a Potential Event of Defaulthave occurred; and

5.                                               the truth and correctness of the information and the correctness of the calculation of the financial key figures contained in the attachment hereto.

For Hardinge Holdings GmbH

(3) Only to be provided annually

(4) Only to be provided semi-annually.

SCHEDULE G: Form of Accession Letter

To:                                      Credit Suisse AG

From:                        [Subsidiary] and Hardinge Holdings GmbH

Dated:                    [date]

Dear Sirs

We refer to the Credit Facilities Agreement between Credit Suisse AG as Lender and Hardinge Holdings GmbH and L. Kellenberger & Co AG as Borrowers dated July 12, 2013(the “Agreement”).

1.                                This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                [Subsidiary] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower pursuant to Clause 21 of the Agreement.  [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                                Hardinge Holdings confirms that neither anEvent of Default nor a Potential Event of Default have occurred or would occur as a result of [Subsidiary] becoming an Additional Borrower and that the Additional Borrower is a wholly owned Subsidiary of Hardinge Holdings.

4.                                This Accession Letter shall be governed by and construed in accordance with substantive Swiss law (i.e. excluding conflict of laws rules and regulations). Exclusive place of jurisdiction for the settlement of any dispute in connection with this Accession Letter shall be Zurich, venue being Zurich 1.

Credit Suisse AG, however, shall be entitled to initiate legal proceedings before any other competent court.

Hardinge Holdings GmbH	[Subsidiary]

SCHEDULE H: ADDRESSES

Borrowers:

Hardinge Holdings GmbH
c/o L. Kellenberger & Co. AG
Attn: Peter Hürsch
Heiligkreuzstrasse 28
9009 St. Gallen
Switzerland
Telefax: +41 71 242 92 22
E-Mail: Peter.Huersch@kellenberger.net

L. Kellenberger & Co AG
Attn: Peter Hürsch
Heiligkreuzstrasse 28
9009 St. Gallen
Switzerland
Telefax: +41 71 242 92 22
E-Mail: Peter.Huersch@kellenberger.net

Upon Accession to the Credit Facilities Agreement as Additional Borrowers:

Jones & Shipman Hardinge Ltd
Attn: Adam Maher
Murrayfield Road
Leicester LE3 1UW
England
Telefax: +44 (0)116 2013002
E-Mail: AMaher@hardinge.co.uk

Forkardt Deutschland GmbH
to the address provided to the Lender upon accession.

In each case with a copy to (for convenience purposes):

Hardinge Inc.
Attn: Douglas J. Malone
One Hardinge Drive
Elmira, New York 14902
United States
E-Mail: doug.malone@hardinge.com